Form 12B-25
(As last amended in Release No. 34-35113, December 19, 1994, 59 F.R. 67752)

US Securities and Exchange Commission
Washington, DC 20549

Form 12b-25
NOTIFICATION OF LATE FILING

(Check One):

( ) Form 10-K  ( ) Form 20-F  ( ) Form 11-K  ( ) Form 10-Q  ( X) Form N-SAR

	For Period ended: 12-31-98

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

______________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relate________________________________
______________________________________________________________________________
______________________________________________________________________________

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Part I - Registrant Information
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Full Name of Registrant:  STAAR Investment Trust
Former Name if Applicable_____________________________________________________

Address of Principal Executive Office (Street and Number):
	604 McKnight Park Drive
City, State and Zip Code
	Pittsburgh, PA  15237

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Part III - Narrative
______________________________________________________________________________
The registrant requests an extension to verify data and assemble its NSAR-A Filing for the period ending 12/31/98.

No exhibits are required to be attached to this report.

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Part IV- Other Information
______________________________________________________________________________

(1) Name and telephone number of person to contact in regard to this notification

J. Andre Weisbrod			      (412)         367-9076
(Name)					(Area Code)    (Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

						(X) Yes   ( ) No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

						( ) Yes    (X) No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

STAAR Investment Trust (Name of Registrant as specified in charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 1, 1999__________ By __________________________________________
					J. Andre Weisbrod, Trustee

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.